Exhibit 99.4
Bear Stearns Asset Backed Securities Trust
Mortgage Pass-Through Certificates Series 2003-ABF1
Aggregate Statement of Principal and Interest Distributions to Certificateholders
for January 2003 to December 2003
Class	Principal	Interest	Ending Principal Balance
R-1	0.00	1,513,962.85	270,501,404.00
R-2	0.00	0.00	270,501,404.00
A	17,654,724.98	858,252.70	225,837,275.02
A-IO	0.00	759,879.03	76,201,400.00
M	0.00	261,161.89	44,664,000.00
P	0.00	311,852.57	100.00
R-3	100.00	2,827,732.45	0.00
X	0.00	0.00	28.98